Exhibit 10.63

Grant No.:

CUBESMART
2007 EQUITY INCENTIVE PLAN
(AS AMENDED AND RESTATED, EFFECTIVE JUNE 2, 2010)

RESTRICTED SHARE AGREEMENT

CubeSmart, a Maryland real estate investment trust (the “Company”), grants common shares of beneficial interest, $.01 par value (the “Shares”), of the Company to the Grantee named below, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment, and in the Company’s 2007 Equity Incentive Plan (the “Plan”).

Grant Date:
Name of Grantee:
Number of Shares Covered by Grant:

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:
Name:

Company:
Name:

This is not a share certificate or a negotiable instrument.

CUBESMART
2007 EQUITY INCENTIVE PLAN
RESTRICTED SHARE AGREEMENT

Restricted Shares/ Nontransferability

This grant is an award of Shares in the number of Shares set forth on the cover sheet subject to the vesting conditions described below (“Restricted Shares”). To the extent not yet vested, your Restricted Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Shares be made subject to execution, attachment or similar process.

Issuance and Vesting

The Company will, in its sole discretion, either (i) issue your Restricted Shares in your name as of the Grant Date, or (ii) maintain a record of this grant and issue any Shares as and when such Shares vest.

Your right to the Shares under this Restricted Share Agreement vests as to one-third (1/3) of the total number of Shares covered by this grant, as shown on the cover sheet, on each of the first three anniversaries of the Vesting Start Date (each an “Anniversary Date”) provided you then continue in Service.

Your right to the Shares under this Restricted Share Agreement will become fully vested on your termination of Service due to death or Disability.

If, upon a “Change in Control” (as defined in the Plan), the continuing business entity or the successor business entity fails to assume or replace the unvested Shares with rights of equivalent value, your right to the Shares under this Restricted Share Unit Agreement will become fully vested upon such Change in Control.

If upon a “Change in Control” (as defined in the Plan), the continuing business entity or the successor business entity assumes or replaces the unvested Shares with rights of equivalent value, and during the one-year period following such “Change in Control,” the continuing business entity or the successor business entity, as applicable, terminates your employment without “Cause,” or if you terminate your employment for “Good Reason,” your right to the Shares under this Restricted Share Unit Agreement will become fully vested upon such termination of your employment,

If the Company terminates your employment without “Cause,” or if you terminate your employment with the Company for “Good Reason,” or if you terminate your employment with the Company without “Good Reason” after you have reached age 55 and completed 10 or more years of continuous service with the Company, any unvested Shares shall continue to vest on the same basis as if you had continued in service to the applicable vesting dates.  For purposes of this Restricted Share Unit Agreement, the term “Cause,” shall have the meaning assigned to it in the Plan.  The term “Good Reason” shall have the meaning assigned to it in any applicable employment agreement between you and the Company or in the absence of such agreement, then in any applicable Company Executive Severance Plan.

Except as otherwise provided herein, no additional Shares will vest after your Service has terminated for any reason, other than pursuant to the terms of any Employment Agreement between you and the Company.

Forfeiture of Unvested Shares

Except as provided pursuant to the terms of any Employment Agreement between you and the Company, in the event that you cease to be a participant under the Plan for any reason other than as set forth in the preceding Section entitled “Issuance and Vesting”, you will forfeit to the Company all of the Shares subject to this grant that have not yet vested.

Repayment

If it is determined by the Board that your gross negligence, intentional misconduct or fraud caused or partially caused the Company to have to restate all or a portion of its financial statements, the Board, in its sole discretion, may, to the extent permitted by law and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, require repayment of any Shares delivered to you pursuant to this Restricted Share Unit Agreement or to effect the cancellation of unvested Shares.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of Shares acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of Shares arising from this grant, the Company shall have the right to: (i) require such payments from you, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of Shares subject to the vesting pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity.

Shareholder Rights

You have the right to vote the Restricted Shares and to receive any dividends declared or paid on such Shares. Any distributions you receive as a result of any split, stock dividend, combination of Shares or other similar transaction shall be deemed to be a part of the Restricted Shares and subject to the same conditions and restrictions applicable thereto. Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before your share certificate is issued.

Adjustments

In the event of a split, a dividend or a similar change in the Shares, the number of Shares covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Restricted Shares shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Legends

Any certificates representing the Shares issued in connection with this grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

Section 280G Adjustments

Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 5.5 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).  Any such reduction shall be made by the Compensation Committee in its sole discretion consistent with the requirements of Section 409A of the Code. Any determination required under this Section, including whether any payments or benefits are parachute payments, shall be made by the Compensation Committee in its sole discretion.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Secretary of the Company to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.